AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1999
    REGISTRATION NOS. 333-84461, 333-84461-01, 333-84461-02 AND 333-84461-03
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                 AMENDMENT NO. 1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              U.S. INDUSTRIES, INC.
                                USI GLOBAL CORP.
                           USI AMERICAN HOLDINGS, INC.
      (Exact Name of Co-Registrant Issuers as Specified in their Charters)

                               USI ATLANTIC CORP.
       (Exact Name of Co-Registrant Guarantor as Specified in its Charter)

                             ----------------------

             DELAWARE                                   3998                              22-3568449
             DELAWARE                                   3998                              22-3637049
             DELAWARE                                   3998                              22-3363062
             DELAWARE                                   3998                              22-3369326
   (State or other Jurisdiction             (Primary Standard Industrial               (I.R.S. Employer
of Incorporation or Organization)           Classification Code Number)               Identification No.)


                             ----------------------

                              101 Wood Avenue South
                            Iselin, New Jersey 08830
                                 (732) 767-0700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrants' Principal Executive Offices)


                             ----------------------

                             George H. MacLean, Esq.
                         Senior Vice President, General
                               Counsel & Secretary
                              101 Wood Avenue South
                            Iselin, New Jersey 08830
                                 (732) 767-0700

                             ----------------------

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                                    COPY TO:
                              Ellen J. Odoner, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

793457 v. 1

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------- ----------------------- ----------------------

                                                                     Proposed
                                                                     Maximum                Amount of
     Title of Each Class of Securities to be Registered             Aggregate             Registration
                                                                Offering Price (1)           Fee (2)
------------------------------------------------------------- ----------------------- ----------------------
                         Notes (3)                               $600,000,000 (4)         $166,800 (4)
============================================================= ======================= ----------------------

(1) The proposed maximum aggregate offering price per security will be determined by us from time to time in connection with the issuance of the securities.
(2)    Calculated pursuant to Rule 457(o) under the Securities Act.
(3) Subject to note (4) below, we are registering an indeterminate principal amount of notes as may be sold, from time to time. If any notes are issued at an original issue discount, then the aggregate offering price will be in an aggregate principal amount at maturity as would result in aggregate gross proceeds received by us not to exceed $600 million, less the gross proceeds attributable to any securities previously issued pursuant to this registration statement.
(4) In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $600 million.



THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  Subject to completion, dated August 17, 1999


    PRELIMINARY PROSPECTUS

                                  $600,000,000

                              U.S. INDUSTRIES, INC.
                                USI GLOBAL CORP.
                           USI AMERICAN HOLDINGS, INC.
                                     Issuers

                               USI ATLANTIC CORP.
                                    Guarantor

                                      NOTES

         We intend to offer and sell from time to time, in one or more series, notes in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will not use this prospectus to sell notes with an aggregate offering price of more than $600 million.

         We will provide specific terms for the notes we offer in supplements to this prospectus, including:

o        designation;

o        aggregate principal amount or aggregate initial offering price;

o        maturity;

o        rate and times of payment of interest, if any; and

o        other specific terms.

         YOU SHOULD READ THIS PROSPECTUS AND THE RELATED SUPPLEMENTS TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST IN THE NOTES.


                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ----------------------

         This prospectus may not be used to consummate sales of notes unless accompanied by a prospectus supplement.


                                  This prospectus is dated ______________, 1999.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
WHERE YOU CAN FIND MORE INFORMATION.........................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................3

PROSPECTUS SUMMARY..........................................................5

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.............................7

USE OF PROCEEDS.............................................................8

RATIO OF EARNINGS TO FIXED CHARGES..........................................8

DESCRIPTION OF THE NOTES....................................................9

PLAN OF DISTRIBUTION.......................................................31

                                LEGAL MATTERS 31

                                   EXPERTS 32

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we file reports and other information with the Securities and Exchange Commission. You may read and copy the reports and other information we file with the Commission at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. You may also obtain information about us from the following regional offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained at prescribed rates. Our filings with the Commission are also available on the Commission's home page on the Internet at http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement. We have summarized the material terms of certain contracts, agreements or other documents filed as an exhibit to the registration statement. We recommend that you read the complete text of any summarized contract, agreement or document for the precise legal terms and other information that may be important to you.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" in the registration statement of which this prospectus is a part the information we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the Commission subsequent to this prospectus will automatically update and supersede this information. Any updated or superseded information shall not be considered a part of this prospectus except as updated or superseded. We incorporate by reference the following documents which have been filed with the Commission:

     1.   Our Current Report on Form 8-K, filed on October 16, 1998;

     2. Our Annual Report on Form 10-K for the year ended October 3, 1998, filed December 15, 1998, as amended on February 3, 1999, May 17, 1999 and June 3, 1999;

     3.   Our Proxy Statement, dated January 4, 1999;

     4. Our Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 1999, filed February 16, 1999, as amended on May 17, 1999;

     5. Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999, filed May 18, 1999, as amended on June 9, 1999;

     6. Our Current Report on Form 8-K filed on May 13, 1999, which includes information about our second quarter earnings, our share repurchase programs, the sale of the Ertl Company and the acquisitions of Dual-Lite and True Temper;

     7. Our Unaudited Pro Forma Condensed Consolidated Financial Statements contained in our Registration Statement on Form S-4 (Registration No. 333-70537) filed and declared effective on June 10, 1999, which presents information concerning the proposed spin-off of our USI diversified group of companies. Please see "Prospectus Summary - Recent Development," and

     8. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 filed August 17, 1999.

         We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

         We will promptly provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. We will not provide copies of the exhibits to those documents unless the exhibits are specifically incorporated by reference in those documents. Requests for copies and information should be directed to George H. MacLean, Esq., Senior Vice President, General Counsel and Secretary, U.S. Industries, Inc., 101 Wood Avenue South, P.O. Box 169, Iselin, New Jersey 08830-0169, telephone (732) 767-0700.

                                    .........

                               PROSPECTUS SUMMARY

         This prospectus is part of a registration statement that we filed with the Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell the notes described in this prospectus in one or more offerings up to a total dollar amount of $600 million. This prospectus provides you with a general description of the notes we intend to offer. Each time we sell notes we will provide a prospectus supplement that will contain specific information about the terms of the offering and the notes. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and the related prospectus supplements together with additional information described under the heading "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference."

                                   WHO WE ARE

         We manufacture and distribute a broad range of consumer and industrial products through four operating divisions summarized below. Our businesses have operations and markets both inside and outside the United States.

o USI BATH AND PLUMBING PRODUCTS manufactures and distributes a full line of bath and plumbing products under the brand names Jacuzzi, Eljer and Zurn.

o LIGHTING CORPORATION OF AMERICA manufactures and distributes indoor and outdoor lighting fixtures. Its brand names include Architectural Area Lighting, Columbia, Kim, Progress, Siemens (under license from Siemens
       AG) and SiTeco.

o USI HARDWARE AND TOOLS manufactures and distributes lawn and garden tools, hand tools and ladders. Its brand names include Ames, True Temper, Garant, Spear and Jackson and Woodings-Verona tools; and Keller ladders.

o USI DIVERSIFIED manufactures consumer products, precision engineered products and automotive interiors products used in a variety of markets. These include Rainbow vacuum cleaners; Georgia Boot and Lehigh footwear; Native textiles; Bilt Best windows; leather, metal and plastic automotive components; overhauled aircraft engine bearings; leadframes for the semiconductor industry (through a 75% owned Singapore public company); and metal television picture tube components.

                               RECENT DEVELOPMENT

         On May 18, 1999, our Board of Directors announced that it had approved a spinoff of our diversified businesses to our shareholders. These diversified entities had combined revenues for the nine months ended June 30, 1999 and fiscal year 1998 of $651 million and $888 million, respectively, and operating income for those periods of $59 million and $32 million (including goodwill impairment, unusual and other related charges of $14 million and $71 million, respectively). Excluding USI Diversified and corporate expenses of $17 million, we had revenues of $1.9 billion and operating income of $164 million (including nonrecurring and unusual charges of $1 million) for the nine months ended June 30, 1999. Excluding USI Diversified and corporate expenses of $32 million, we had revenues of $2.2 billion and operating income of $142 million (including nonrecurring and unusual charges of $75 million) for fiscal year 1998.

         Completion of the spinoff is conditioned upon our receipt of approximately $570 million of proceeds from new third party financings by the new diversified company, principally through its repayment of existing intercompany debt owed to us, and the assumption or retirement by the new diversified company of approximately $30 million of our existing third-party debt. We will use the proceeds received from the new diversified company to reduce our outstanding debt, make acquisitions for our core businesses and continue our share repurchase program. Completion of the spinoff is also subject to the receipt of a ruling from the Internal Revenue Service that the distribution will be tax free to our shareholders for U.S. tax purposes. There is no certainty that the IRS will rule favorably with respect to our request. If the IRS does not rule favorably, we would reconsider our then available alternatives. We will account for our diversified businesses as discontinued operations if and when we receive a favorable IRS ruling. Mr. John Raos, our President and Chief Operating Officer, will resign his position to become Chairman and Chief Executive Officer of Strategic Industries Inc., the new diversified company. A Registration Statement on Form 10 about Strategic Industries, Inc. has been filed with the Commission, providing additional details. The Form 10 is subject to completion and amendment, and has not yet become effective.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements about our financial condition, results of operations and business. All statements other than statements of historical fact are, or may be considered to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act. Various economic and competitive factors could cause actual results to differ materially from the expectations reflected in those forward-looking statements, including factors that are outside our control, such as:

o        interest rates,

o        foreign currency exchange rates,

o        instability in domestic and foreign financial markets,

o        consumer spending patterns,

o        availability of consumer and commercial credit,

o        levels of residential and commercial construction,

o        levels of automotive production,

o        changes in raw material costs,

o        Year 2000 issues, and

o the other factors noted in this prospectus, and in the other documents incorporated by reference in this prospectus.

         In addition, our future results are subject to uncertainties relating to our ability to consummate our business strategy, including realizing efficiencies and cost savings by eliminating redundant marketing operations from the integration of our acquired businesses. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by these factors.

                                 USE OF PROCEEDS

         Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the related prospectus supplements for our general corporate purposes, which may include repayment of indebtedness, acquisitions, repurchases of shares, working capital and capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for our company for fiscal 1998, 1997, 1996, 1995 and 1994 and the nine months ended June 30, 1999 and 1998:

                                                   NINE MONTHS ENDED
     FISCAL YEAR ENDED SEPTEMBER 30,                    JUNE 30,
----------------------------------------------     -----------------
  1998      1997      1996      1995      1994      1999      1998
  ----      ----      ----      ----      ----      ----      ----
  2.0x      4.3x      3.6x      1.0x      1.6x      3.5x      1.7x

         For purposes of computing the ratio of earnings to fixed charges, "fixed charges" are defined as interest expense plus a portion of rental expense representing the interest factor, and "earnings" are defined as income from continuing operations before income taxes and fixed charges. The ratio of earnings to fixed charges for the nine months ended June 30, 1999 and 1998 was affected by unusual pre-tax charges of $15 million and $130 million, respectively. Before taking into account those charges, the ratio of earnings to fixed charges for the nine months ended June 30, 1999 and 1998 was 3.7x and 3.9x, respectively. The ratio of earnings to fixed charges for fiscal 1998 was affected by non-recurring and unusual pre-tax charges of $142 million. Before taking into account those charges, the ratio of earnings to fixed charges for fiscal 1998 would have been 3.8x. The ratio of earnings to fixed charges for fiscal 1995 was affected by goodwill impairment and other non-recurring and unusual pre-tax charges of $100 million. Before taking into account those charges, the ratio of earnings to fixed charges for fiscal 1995 would have been 1.9x.

                            DESCRIPTION OF THE NOTES

         We may offer the notes from time to time as senior or subordinated debt in one or more series. Each series of notes will be issued under the indenture that we entered into with First National Bank of Chicago, as Trustee, on October 27, 1998, as amended. The terms of the indenture are governed by certain provisions of the Trust Indenture Act of 1939. The particular terms of each series offered by us will be described in the related prospectus supplement.

         We have summarized the material terms of the indenture below. A copy of the indenture, and a supplemental indenture amending the terms of the indenture, have been filed as exhibits to the registration statement. See "Where You Can Find More Information." You should read the indenture and the supplemental indenture for provisions that may be important to you. Whenever we refer in this prospectus or in the related prospectus supplement to particular sections or defined terms contained in the indenture, as amended, those sections or defined terms are incorporated by reference in this prospectus or the related prospectus supplement, as applicable.

         As used in this section of the prospectus, the terms "we," "us" and "our" mean US Industries, Inc., USI Global Corp. and USI American Holdings, Inc. and are used interchangeably with the term the "issuers."

General

         The indenture provides that notes in separate series may be issued by us from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the notes of any series. The notes will be our unsecured obligations.

         A prospectus supplement will set forth the following terms of, and information relating to, the notes:

         (1)      the title of the relevant series of notes;

         (2) whether the notes are senior notes or subordinated notes and, if subordinated notes, the subordination terms relating to those securities;

         (3)      which of us is to act as issuer;

         (4) whether any of our subsidiaries will provide guarantees of the notes;

         (5) the aggregate principal amount of the notes (or principal amount at maturity);

         (6) the dates on which the principal amount of the notes will be payable;

         (7) the interest rate, if any, which the notes will bear and the interest payment dates for the notes (or the date on which the notes accrete interest);

         (8)      the places where payments on the notes will be payable;

         (9) any terms upon which the notes may be redeemed, in whole or in part, at our option;

         (10) any provision that would obligate us to deposit money in an account for the benefit of the holders of the notes for payments of principal and interest on the notes or other provisions that would obligate us to repurchase or otherwise redeem the notes;

         (11) the portion of the principal amount, if less than all, of the notes which will be payable upon declaration of acceleration of the maturity of the notes;

         (12)     whether the notes are defeasible;

         (13)     any addition to or change in the events of default;

         (14) whether the notes are convertible or exchangeable into other securities;

         (15) the dates on which the notes may be converted or exchanged at the option of the holder into other securities;

         (16) any addition to or change in the covenants in the indenture applicable to any of the notes; and

         (17) any other terms of the notes not consistent with the provisions of the indenture.

         If a series of notes is denominated in a currency or currency unit other than United States dollars, the prospectus supplement will specify the denomination in which the notes will be issued and the coin or currency in which the principal and any premium or interest on those notes will be payable. In addition, special United States federal income tax or other considerations applicable to any notes which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

         The notes may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to notes sold at an original issue discount may be described in the applicable prospectus supplement.

         Interest on the notes will accrue (or, for notes issued at a discount, will accrete) from the most recent date on which interest has been paid or, if no interest has been paid, from the original date of issuance. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

         Principal, premium and interest on the notes will be payable and all of the notes will be exchangeable and transferable, at our office or agency in the City of New York or, at our option, interest may be paid by check mailed to the address of the person entitled to the payment as its address appears in the security register.

         The notes will be issued only in registered form without coupons and only in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration, transfer, exchange or redemption of notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that registration, transfer, exchange or redemption.

         We are not obligated to set aside funds or to establish a separate account for your benefit to make the required interest and principal payments on the notes.

         We do not presently intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes in any automated quotation system.

FURTHER ISSUES

         We may issue additional series of notes under the indenture. Notes offered under the indenture will rank equally or lesser in right of payment to our 7 1/8% Senior Notes due 2003 and our 7 1/4% Senior Notes due 2006. We may from time to time, without the consent of holders, create and issue additional notes having substantially the same terms and conditions as any series of notes. Any of these additional notes may be combined with existing notes to form a single series of notes under the indenture.

ISSUERS

         Unless otherwise specified in the prospectus supplement, the notes will be issued jointly by US Industries, USI American Holdings and USI Global Corp. Each issuer will be fully obligated under the indenture for the entire principal amount, interest and other obligations under the notes.

GUARANTEE

         Unless otherwise specified in the prospectus supplement, the notes will be fully and unconditionally guaranteed by USI Atlantic. The obligations of USI Atlantic under the guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal bankruptcy law and comparable provisions of state fraudulent transfer laws. If the guarantee were voided by a court, claims in respect of the guarantee could rank behind all other indebtedness of USI Atlantic, including guarantees and other contingent liabilities. Any payment by USI Atlantic under its guarantee could be void and required to be returned to USI Atlantic, or to a fund for the benefit of its creditors.

RELEASE OF USI ATLANTIC AS GUARANTOR AND USI AMERICAN HOLDINGS AND USI GLOBAL CORP. AS CO-ISSUERS

         Unless otherwise specified in the prospectus supplement, USI Atlantic, USI American Holdings and USI Global Corp. can be released from their respective obligations under the indenture under certain circumstances. Following that release, only U.S. Industries will remain obligated under the notes. This provision is intended to permit U.S. Industries to simplify its borrowing structure in the future, and we do not believe that it will adversely affect the holders of the notes. The purpose of USI Atlantic, USI American Holdings and USI Global Corp. serving as obligors under the indenture is to give the holders of the notes an equivalent ranking with holders of indebtedness of those corporations which existed prior to the issuance of the notes. If that pre-existing indebtedness is repaid or USI Atlantic, USI American Holdings and USI Global Corp. are released from all obligations under that indebtedness, there is no longer a reason for USI Atlantic, USI American Holdings and USI Global Corp., each of which is a holding company, to remain obligated under the indenture.

         USI Atlantic will be released from its obligations under the guarantee or USI American Holdings and USI Global Corp. will be released from their obligations as co-issuers of the notes, as the case may be, if:

         (1) the obligations of the issuers under the indenture are assumed by a person or entity other than one of our subsidiaries,

         (2) USI Atlantic, USI American Holdings or USI Global Corp., as the case may be, is disposed of in a transaction that results in USI Atlantic, USI American Holdings, or USI Global Corp., as the case may be, no longer being a subsidiary of U.S. Industries, or all or substantially all the assets of USI Atlantic, USI American Holdings or USI Global Corp., as the case may be, are disposed of other than to U.S. Industries or one of its subsidiaries,

         (3) all amounts outstanding under the 71/8% Senior Notes due 2003, the 7 1/4% Senior Notes due 2006 and the Credit Facility and any indebtedness incurred to extend, renew, refinance or refund that indebtedness, is repaid, or

         (4) USI Atlantic is released from all obligations under the 71/8% Senior Notes due 2003, the 7 1/4% Senior Notes due 2006, the Credit Facility and any indebtedness incurred to extend, renew, refinance or refund that indebtedness.

         Immediately following any release, we must be in compliance with the Limitation on Restricted Subsidiary Funded Debt covenant and the other covenants contained in the indenture. Furthermore, as a condition to any release under clause (3) or (4), we must certify to the trustee that immediately following the release:

         (1) in the case of USI Atlantic, USI Atlantic will not be a guarantor of any Restricted Subsidiary Funded Debt in excess of the amount of the Debt Basket or

         (2) in the case of USI American Holdings and/or USI Global Corp., USI American Holdings and/or USI Global Corp. will not be an obligor under any Restricted Subsidiary Funded Debt in excess of the amount of the Debt Basket.

RANKING

         Unless otherwise specified in the prospectus supplement, the notes will be senior unsecured obligations of the issuers and rank equally to all other existing and future unsecured indebtedness of the issuers that is not junior in ranking to that indebtedness and will be entitled to be paid before all junior indebtedness of the applicable issuer.

         Unless otherwise specified in the prospectus supplement, the guarantee will be a senior unsecured obligation of the guarantor and will rank equally to all other existing and future unsecured indebtedness of the guarantor that is not junior in ranking to that indebtedness and will be entitled to be paid before all junior indebtedness of the guarantor.

         The notes and the guarantee will be effectively junior to all existing and future

         (1) secured indebtedness of the issuers and the guarantor, to the extent of the value of the assets securing the indebtedness and

         (2) indebtedness of any subsidiaries of the issuers and of the guarantor other than USI American Holdings and USI Global Corp.

         Each of the issuers and the guarantor is a holding company that operates through subsidiaries. Accordingly, the ability of each of the issuers and the guarantor to pay their debts, including the notes, is dependent upon the cash flow and ability to pay dividends of their respective subsidiaries. The issuers' and the guarantor's rights and the rights of their respective creditors, including holders of the notes offered by this prospectus, to receive proceeds from the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors.

OPTIONAL REDEMPTION

         Unless otherwise specified in the prospectus supplement, the indenture will provide that we may redeem the notes, in whole or in part, at any time or from time to time, on at least 30 days' prior notice by mail, at a redemption price equal to the greater of

         (1) 100% of the principal amount (or accreted value) of the notes to be redeemed, or

         (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes discounted to the date of redemption on a semiannual basis at the Treasury Rate plus 50 basis points, plus, in each case, accrued but unpaid (or accreted) interest to the redemption date. The indenture will provide that on and after the redemption date, interest will cease to accrue (or accrete) on the notes or portions of the notes called for redemption on that date.

         In the case of any partial redemption, the trustee will select the notes for redemption on a pro rata basis, by lot or other method as the trustee in its sole discretion shall deem to be fair and appropriate. No note of $1,000 or less in original principal amount shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note shall state the portion of the principal amount of that note to be redeemed. The holder of the redeemed note will receive a new note in principal amount equal to the unredeemed portion of that note upon cancellation of the original note.

         For this purpose, the following terms shall have the following meanings:

         "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Bank which would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

         "COMPARABLE TREASURY PRICE" means, with respect to any redemption date,

         (i) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding that redemption date, as stated in the daily statistical release published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or

         (ii) if that release or a successor is not published or does not contain those prices on that business day

                  (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

                  (B) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all quotations.

         "INDEPENDENT INVESTMENT BANK" means one of the Reference Treasury Dealers appointed by the trustee after consultation with the issuers.

         "REFERENCE TREASURY DEALER" means any primary U.S. Government securities dealers in New York City (a "Primary Treasury Dealer") as shall be designated by the issuers from time to time, in each case, so long as the entity continues to be a Primary Treasury Dealer.

         "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. EST on the third business day preceding the redemption date.

         "TREASURY RATE" means, with respect to any redemption date, the yearly rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue expressed as a percentage of its principal amount equal to the Comparable Treasury Price for the redemption date.

         The notice of redemption will describe the method of calculation of the redemption price as described in the first paragraph of this section entitled "Optional Redemption." We will deliver to the trustee, no later than two business days prior to the redemption date, an officers' certificate stating the redemption price, calculated as stated in the notice of redemption.

REDEMPTION IN CIRCUMSTANCES INVOLVING TAXATION

         Unless otherwise specified in the prospectus supplement, we may redeem any series of notes, in whole at any time, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid (or accreted) interest to the redemption date, if, as the result of:

         (1) any change in or any amendment to the laws, including any applicable tax treaty or convention, of the United Kingdom or any Other Jurisdiction, as defined under "--Payment of Additional Amounts", or of any political subdivision or taxing authority of the United Kingdom, affecting taxation, or

         (2) any change in the application or interpretation of those laws tax treaty or convention,

which change or amendment becomes effective on or after the original issuance date of the notes or, in certain circumstances, the later date on which any assignee of the issuers, the guarantor or a successor corporation of either of them as permitted under the indenture, we determine, that

         (a) the issuers, the guarantor or their respective assignees would be required to make additional payments in respect of principal, any premium, or interest, or

         (b) based upon an opinion of independent counsel to the issuers, the guarantor or their respective assignees, as a result of any action taken by any taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom or the Other Jurisdiction, or any political subdivision or taxing authority of the United Kingdom whether or not the action was taken or brought with respect to the issuers, the guarantor or their respective assignees, which action is taken or brought on or after the original issuance date of the notes or, in certain circumstances, the later date on which a corporation becomes a successor or an assignee, the circumstances described in clause (a) would exist.

MATERIAL COVENANTS

         Unless otherwise specified in a prospectus supplement, the indenture will contain, among others, the following covenants:

         LIMITATION ON LIENS. We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or allow to exist any lien upon any of our respective properties, assets or revenues, to secure any debt without making effective provision for securing the notes and, if we shall so determine, any other debt of either or both of the issuers which is not lesser in right of payment to the notes. We shall secure any of those notes:

         (1) equally and ratably with or prior in right of payment to the debt secured by our property or assets for so long as the debt shall be secured, or

         (2) if payment on the debt is made only after payments on the notes, prior in right of payment to the debt secured by our property or assets for so long as that debt shall be secured.

These restrictions will not apply to Permitted Liens (as defined in the indenture), which shall include:

         (1)      liens securing only the notes or the guarantee;

         (2) liens in favor of only the issuers, the guarantor or a Restricted Subsidiary;

         (3)      liens existing on the date of the indenture;

         (4) liens on property of a Person existing at the time that Person is merged into or combined with either issuer or a Restricted Subsidiary, or becomes a Restricted Subsidiary of either issuer, and not in anticipation of or in connection with the merger or combination, provided that the debt secured by the lien is otherwise permitted to be incurred under the indenture;

         (5) liens on property existing immediately prior to the time of the acquisition of that property from a person that is not a director, officer, significant shareholder or other person closely related to the issuers and not incurred in anticipation of or in connection with the financing of the acquisition of the property, provided that the debt secured by the lien is otherwise permitted to be incurred under the indenture;

         (6) liens to secure debt incurred to finance all or any part of the purchase price or the cost of construction or improvement of the property subject to the liens and, in the case of a Restricted Subsidiary all or substantially all of whose assets consist of the property, any lien on ownership interests or investments in the Restricted Subsidiary incurred in connection with the acquisition or construction of the property, and the incidence of the debt is otherwise permitted under the indenture and the debt is incurred prior to, at the time of, or within 180 days after, the acquisition of the property, the completion of the construction or the making of the improvements;

         (7) liens on property of the issuers or any of their Restricted Subsidiaries in favor of the United States of America or any state of the United States, or any instrumentality of either, to secure certain payments in accordance with any contract or statute;

         (8) liens for taxes or assessments or other governmental charges or levies which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for which a reserve or other appropriate provision, if any, as shall be required in accordance with GAAP shall have been made;

         (9) liens to secure obligations under workmen's compensation, temporary disability, social security, retiree health or similar laws or under unemployment insurance;

         (10) liens incurred to secure the performance of statutory obligations, bids, tenders, leases, contracts, other than contracts for the repayment of debt, surety or appeal bonds, performance or return-of-money bonds or other similar obligations incurred in the ordinary course of business;

         (11) judgement and attachment liens not giving rise to a Default or Event of Default;

         (12) any lien arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business in accordance with industry practice;

         (13) liens securing documentary letters of credit; provided the liens attach only to the property or goods to which the letter of credit relates;

         (14) liens arising from filing financing statements under the Uniform Commercial Code for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the indenture and under which the issuers or any Restricted Subsidiary is a lessee; or

         (15) liens to secure debt incurred to extend, renew, refinance or refund, in whole or in part, debt secured by any lien referred to in clauses (1) through (14) inclusive, so long as

                  (a) the lien does not extend to any additional property other than property attributable to improvements, alterations and repairs and

                  (b) the principal amount of the debt secured under this clause (15) shall not exceed the principal amount of debt extended, renewed, refinanced or refunded assuming all available amounts were borrowed plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with the extension, renewal, refinancing or refunding at the time of the extension, renewal, refinancing or refunding.

         In addition, we and our Restricted Subsidiaries may incur a lien to secure any debt, without securing the notes, if, after giving effect to the lien, the sum, without duplication, of

         (1) the aggregate principal amount of all outstanding debt secured by liens incurred by us and our Restricted Subsidiaries with the exception of secured debt which is excluded under clauses
                  (1) through (15) inclusive, described above and

         (2) the aggregate amount of all Attributable Debt of all sale and leaseback transactions involving Principal Properties with the exception of Attributable Debt excluded under clauses (1), (2) and (3) described below under "--Limitation on Sale and Leaseback Transactions" does not exceed 15% of Consolidated Net Tangible Assets. That amount is referred to in this prospectus as the "Lien Basket." The Lien Basket, however, shall be reduced, without duplication, by the amount of outstanding Funded Debt incurred from time to time under the Debt Basket (as defined below).

         LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. We will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction unless either of the following conditions are met:

         (1)      (A)      the Attributable Debt of the issuers and their
                           Restricted Subsidiaries in respect of the particular sale and leaseback transaction and all other sale and leaseback transactions entered into after October 27, 1998 other than sale and leaseback transactions permitted by paragraph (2) or (3) below, plus
                  (B) the aggregate principal amount of Funded Debt secured by liens on Principal Properties and Restricted Securities then outstanding excluding any Funded Debt secured by Permitted Liens without equally and ratably securing the notes, would not exceed 15% of Consolidated Net Tangible Assets. This amount is referred to in this prospectus as the "Leaseback Basket;" or

         (2) the issuers, within 180 days after the sale or transfer, apply or cause a Restricted Subsidiary to apply an amount equal to the greater of

                  (A)      the net proceeds of the sale or transfer or

                  (B) the fair market value of the Principal Property that was sold and leased back at the time of entering into the sale and leaseback transaction,

         in either case, as determined by any two of the following: the Chairman, the President, any Vice President, the Treasurer or the Controller of each of the issuers, to the retirement of our debt which has the following characteristics:

                  (a) senior or equal in right of payment to the notes or debt of a Restricted Subsidiary and

                  (b) having a stated maturity more than 12 months from the date of the application or which is extendible at the option of the obligor on the debt to a date more than 12 months from the date of the application.

         Unless otherwise expressly provided with respect to any one or more series of notes, any redemption of notes under this provision shall not be regarded as a refunding operation or anticipated refunding operation for the purposes of any provision limiting our right to redeem notes of any one or more series when the redemption involves a refunding operation or anticipated refunding operation. The amount to be applied shall be reduced by:

                  (a) the principal amount of notes delivered within 120 days after the sale or transfer to the trustee for retirement and cancellation, and

                  (b) the principal amount of any of the debt of the issuers or a Restricted Subsidiary, other than notes, voluntarily retired by us or a Restricted Subsidiary within 120 days after the sale or transfer.

         Notwithstanding the preceding discussion, no retirement referred to in this paragraph (2) may be effected by payment at maturity or any mandatory prepayment provision; or

         (3) the issuers, within 180 days prior or subsequent to the sale or transfer, apply or cause a Restricted Subsidiary to apply an amount equal to the net proceeds of the sale or transfer to an investment in another Principal Property; provided, however, that this exception shall apply only if the proceeds invested in the other Principal Property shall not exceed the total acquisition, alteration, repair and construction cost of the issuers or any

                  Restricted Subsidiary in the other Principal Property less amounts secured by any purchase money or construction mortgage on the other Principal Property.

For purposes of this covenant, a "sale and leaseback transaction" shall mean any arrangement with any bank, insurance company or other third-party lender or investor providing for the leasing of any Principal Property, which was or is owned or leased by either of us or a Restricted Subsidiary and which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation of that Principal Property by us to that third-party or to any Person to whom funds have been or are to be advanced by that third-party on the security of that Principal Property.

         This provision will not prohibit a lease for a temporary period not to exceed three years, if by the end of the three-year period it is intended that the use of the Principal Property by the lessee will be discontinued.

         LIMITATION ON RESTRICTED SUBSIDIARY FUNDED DEBT. We will not permit any Restricted Subsidiary of ours or of the guarantor to incur any Funded Debt. Any Restricted Subsidiary may, however, incur the following Funded Debt:

         (1) Funded Debt of any Restricted Subsidiary constituting Existing Funded Debt;

         (2) Funded Debt incurred by a Special Purpose Funding Subsidiary, provided that the Restricted Subsidiary remains at all times a Special Purpose Funding Subsidiary;

         (3) Funded Debt owed by a Restricted Subsidiary to the guarantor, any issuer or a Wholly-Owned Subsidiary of either of the guarantor or any issuer; provided that the Funded Debt is at all times held by the guarantor, any issuer or a Person which is a Wholly-Owned Subsidiary of either of us; provided, further, that upon either

                  (A) the transfer or other disposition by the guarantor, any issuer or Wholly-Owned Subsidiary of any of this Funded Debt to a Person other than the guarantor, any issuer or another Wholly-Owned Subsidiary of any of us, or

                  (B) the issuance, sale, lease, transfer or other disposition of shares, other than directors' qualifying shares, of Capital Stock, including by merger or other business combination of the Wholly-Owned Subsidiary, to a Person other than the guarantor, any issuer or another Wholly-Owned Subsidiary, the provisions of this clause (3) shall no longer be applicable to that Funded Debt and that Funded Debt shall be considered incurred at the time of the transfer or other disposition;

         (4) Funded Debt incurred by a Person before that Person became a Restricted Subsidiary in an acquisition from a person that is not an officer, director, significant shareholder or other person closely related to the issuers whether through a stock acquisition, merger, business combination or otherwise, after October 27, 1998; provided that the Funded Debt was not incurred in anticipation of or in connection with and was outstanding prior to the acquisition;

         (5) Funded Debt incurred in connection with the acquisition, purchase, improvement or development of property or assets used or held by any subsidiary of any issuer prior to, or within 180 days after, the time of that acquisition, purchase, improvement or development;

         (6) Funded Debt incurred to extend, renew, refinance or refund, in whole or in part, any Funded Debt referred to in clauses (1),
                  (4) and (5), provided that the principal amount of the Funded Debt incurred under this clause (6) shall not exceed the principal amount of Funded Debt extended, renewed, refinanced or refunded, plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with the extension, renewal, refinancing or refunding at the time of the extension, renewal, refinancing or refunding; and

         (7) Funded Debt not otherwise permitted under the exceptions described above in an aggregate principal amount which, when aggregated with all other Funded Debt not otherwise permitted under the exceptions described above of all of our Restricted Subsidiaries then outstanding does not exceed 15% of Consolidated Net Tangible Assets. This amount is referred to in this prospectus as the "Debt Basket." The Debt Basket shall be reduced, without duplication, by the amount of debt secured by the Lien Basket and by the amount of Attributable Debt incurred under the Leaseback Basket, in each case to the extent that secured debt and that Attributable Debt may from time to time be outstanding.

EVENTS OF DEFAULT

         Unless otherwise specified in the prospectus supplement, each series of notes offered under the indenture will contain the following Events of Default:

         (1) default in the payment of any interest on the notes of that series, or any related coupon, when the interest or coupon becomes due and payable, which default continues for a period of 30 days;

         (2) default in the payment of the principal of or premium, if any, on the notes of that series at their maturity which default continues for a period of five business days;

         (3) default in the performance, or breach, of any covenant or agreement of the issuers or the guarantor in the indenture which affects or is applicable to the notes of that series other than a default in the performance, or breach of a covenant or agreement which is specifically dealt with elsewhere, which default or breach continues for a period of 60 days after there has been given, by registered or certified mail, to the issuers or the guarantor, by the trustee or to the issuers or the guarantor and the trustee for that series of notes by the holders of at least 25% in principal amount of all Outstanding notes of that series a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the indenture;

         (4) an event of default shall have occurred under any mortgage, bond, indenture, loan agreement or other document evidencing any Debt of any issuer or any Restricted Subsidiary of any issuer, which Debt is outstanding in a principal amount in excess of $25,000,000 in the aggregate, and the default results in the Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or a default in any payment when due at final maturity of that Debt;

         (5) any Person entitled to take the actions described in this section, after the occurrence of any event of default under any agreement or instrument evidencing any Debt in excess of $25,000,000 in the aggregate of any issuer or any Restricted Subsidiary of any issuer, shall commence judicial proceedings to foreclose upon our assets or assets of any of our subsidiaries having an aggregate value in excess of $25,000,000, or shall have exercised any right under applicable law or applicable security documents to take ownership of those assets in lieu of foreclosure;

         (6) final judgments or orders rendered against any of us or any Restricted Subsidiary which require the payment in money, either individually or in an aggregate amount, that is more than $25,000,000 and either

                  (a) an enforcement proceeding shall have been commenced by any creditor upon that judgment or order or

                  (b) there shall have been a period of 60 days during which a stay of enforcement of the judgment or order, by reason of pending appeal or otherwise, was not in effect;

         (7)      the entry of a decree or order by a court with jurisdiction

                  (a) adjudging any of the issuers or the guarantor as bankrupt or insolvent,

                  (b) adjustment or composition of or in respect of any of the issuers or the guarantor approving as properly filed a petition seeking reorganization, arrangement under the Federal Bankruptcy Code or any other applicable federal or state law,

                  (c) appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any of the issuers or the guarantor or of any substantial part of our respective properties, or

                  (d) ordering the winding up or liquidation of our affairs,

                  which decree or order remains unstayed and in effect for a period of 90 consecutive days;

         (8)      any of the issuers or the guarantor

                  (a) institute proceedings to be adjudicated a bankrupt or insolvent,

                  (b) consent to the institution of bankruptcy or insolvency proceedings against either of them,

                  (c) file a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law,

                  (d) consent to the filing of the petition described in clause (c) or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any of them or of any substantial part of their respective properties,

                  (e)      make an assignment for the benefit of creditors, or

                  (f) admit in writing our inability to pay our debts generally as they become due; and

         (9) the guarantee ceases to be in full force and effect or is declared null and void or the guarantor denies that it has any further liability under the guarantee, or gives notice to that effect other than by reason of the termination of the indenture or the release of the guarantee in accordance with the indenture.

         If an Event of Default other than an Event of Default of the type described in clauses (7) and (8) above shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the Outstanding notes of that series may declare the principal of all notes of that series to be due and payable immediately.

         If an Event of Default specified in clause (7) or (8) above shall occur and be continuing, then the principal of all of the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or any holder.

         In certain cases, the holders of a majority in principal amount of the Outstanding notes of any series may on behalf of the holders of all notes of that series withdraw a declaration of acceleration.

         The trustee will not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by the indenture. No holder of notes of any series may institute any proceedings, judicial or otherwise, to enforce the indenture except in the case of failure of the trustee, for 60 days, to act after it has received a request to enforce the indenture. In the case of an Event of Default other than the type described in clauses (7) and (8), holders of at least 25% in aggregate principal amount of the then outstanding notes of that series must request the trustee to act and offer the trustee reasonable indemnity. In the case of an Event of Default of the type described in clauses
(7) and (8) above, holders of at least 25% in aggregate principal amount of all of the notes then outstanding must request the trustee to act and offer the trustee reasonable indemnity.

         This provision will not prevent any holder of notes from enforcing payment of the principal on the notes and any premium and interest on the notes at the respective due dates. The holders of a majority in aggregate principal amount of the notes of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to the notes of that series.

         The trustee may, however, refuse to take any action that it determines may not lawfully be taken or would be illegal or conflict with the terms of the indenture or involve it in personal liability or which would be unjustly prejudicial to holders not joining in the action.

         The trustee will, within 90 days after the occurrence of a default with respect to the notes of any series, give to the holders of notes of that series notice of default, if the default has not been cured or waived. Except in the case of a default in the payment of principal of or any premium or interest on any note, or in the payment of any installment in respect of any fund required to be set aside for the payment of any note, the trustee shall be protected in withholding that notice if it determines in good faith that the withholding of the notice is in the interest of the holders of the notes.

         We will be required to file with the trustee annually an officers' certificate as to compliance with all conditions and covenants under the terms of the indenture.

MODIFICATION AND WAIVER

         Subject to certain exceptions, we, along with the guarantor and the trustee, may modify or amend the indenture, including the guarantee, only with the consent of the holders of a majority in principal amount of the outstanding notes of each series affected by the modification or amendment. However, no modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

         (1) change the stated maturity of the principal of or any premium or any installment of interest on any note, or reduce the principal amount of any note or any premium or the rate of any interest on any note, or change any obligation of the issuers to pay additional amounts contemplated by the indenture, with limited exceptions, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity of the note or the amount of the note provable in bankruptcy; or

         (2) adversely affect any right of repayment at the option of any holder of notes, or change any place of payment where or the currency in which the notes or any premium or interest on the notes is payable;

         (3) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the notes or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date;

         (4) adversely affect any right to exchange any note provided in the indenture;

         (5) reduce the percentage in principal amount of the outstanding notes of any series, the consent of whose holders is required for any supplemental indenture, for any waiver of compliance with certain provisions of the indenture which affect the notes or certain defaults applicable to the notes and their consequences provided for in the indenture;

         (6) reduce the requirements under the indenture for quorum or voting with respect to any series of notes;

         (7) modify any of the provisions of Sections 902, 513 or 1011 of the indenture, except to increase that percentage or to provide that certain other provisions of the indenture which affect the notes cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

         (8) modify the ranking or priority of any series of notes or the guarantee; or

         (9) release the guarantor from any of its obligations under the guarantee or the indenture other than in accordance with the terms of the indenture.

         We, along with the guarantor and trustee, may amend the indenture without the consent of any holder of notes, to:

         (1)      cure any ambiguity, omission, defect or inconsistency;

         (2) provide for the assumption by a successor corporation of the obligations of the issuers or the guarantor under the indenture;

         (3) add guarantees or collateral security with respect to the notes;

         (4) provide for the release of a co-issuer or a guarantor from its obligations under the notes or guarantor from its obligations under the notes or guarantees, respectively in accordance with the terms of the indenture;

         (5) add to the covenants of the issuers for the benefit of the holders or to surrender any right or power conferred upon the issuers or the guarantor;

         (6) make any change that does not adversely affect the rights of any holder; or

         (7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939.

         We may choose in some instances not to comply with a term, provision or condition contained in notes of one series, if the holders of at least a majority in principal amount of the notes of each series affected by our noncompliance, waive our compliance with that term, provision or condition. The waiver shall only extend to or affect that term, provision or condition to the extent it is expressly waived. Until the waiver becomes effective, our obligations and the duties of the trustee to those holders with respect to that term, provision or condition shall remain in full force and effect. The holders of:

         o a majority in principal amount of the outstanding notes of any series in the case of an Event of Default specified in (1),
                  (2), (3) or (6) in "--Events of Default," above

         o or of all then outstanding notes in the case of an Event of Default specified in (4) or (5) in "--Events of Default," above may, on behalf of those holders, waive any past default under the indenture with respect to those notes except a default in the payment of the principal of or any premium or any interest on the notes and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the holder of each outstanding note of each series affected by that modification or amendment..

MERGER, CONVEYANCE, TRANSFER OR LEASE

         Unless otherwise specified in the prospectus supplement, we may not enter into any merger or other business combination, or liquidate, wind up or dissolve, or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of our respective property, business or assets, except:

         (1) any subsidiary of any of the issuers may be merged or combined with or into

                  (a) any of the issuers, if the issuer involved in the transaction is the continuing or surviving corporation, or

                  (b) any one or more wholly-owned subsidiaries of any issuer, if the wholly-owned subsidiary or subsidiaries involved in the transaction is the continuing or surviving corporation;

         (2) the issuers or any wholly-owned subsidiary of the issuers may sell, lease, transfer or otherwise dispose of any or all of their assets upon voluntary liquidation, or otherwise, to any of the issuers or any other wholly-owned subsidiary of the issuers or may sell, lease, transfer or otherwise dispose of any or all of their assets upon voluntary liquidation, or otherwise, to any non-wholly-owned subsidiary of the issuers for fair market value;

         (3) any non-wholly-owned subsidiary of the issuers may sell, lease, transfer or otherwise dispose of any or all of its assets upon voluntary liquidation, or otherwise, to the issuers or any wholly-owned subsidiary of the issuers for fair market value or may sell, lease, transfer or otherwise dispose of any or all of its assets upon voluntary liquidation, or otherwise, to any other non-wholly-owned subsidiary of the issuers; and

         (4) the issuers or any subsidiary of any of the issuers may be merged or combined with or into another entity.

Any of the transactions discussed above may occur only if no Default or Event of Default shall have occurred and be continuing or would occur as a result of the transaction. If the issuer involved in the transaction is not the continuing or surviving corporation, the continuing or surviving corporation shall succeed to the indenture.

         The guarantor may not merge with or into any other entity or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other entity other than any of the issuers unless:

         (1) the entity formed by or surviving the merger, if other than the guarantor, or to which the properties and assets are transferred assumes all of the obligations of the guarantor under the indenture and the guarantee, in a supplemental indenture in form and substance satisfactory to the trustee;

         (2) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; and

         (3) the guarantor delivers, or causes to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that the transaction complies with the requirements of the indenture.

PAYMENT OF ADDITIONAL AMOUNTS

         Unless otherwise specified in the prospectus supplement, any amounts paid by the issuers, or their assignee or successor, will be paid without deduction for taxes collected for the account of the United Kingdom or the foreign jurisdiction of incorporation or residence of any assignee of the issuers or any successor to either issuer or the guarantor. We refer to these foreign jurisdictions of incorporation or residents in this prospectus as an "Other Jurisdiction." If, at any time, the United Kingdom or an Other Jurisdiction requires those deductions, the issuers, their assignee or any relevant successor will pay additional amounts in respect of principal, premium or interest as may be necessary so that the net amounts paid to the holders of the notes or the trustee under the indenture, after the deduction, shall equal the respective amounts of principal, premium or interest to which those holders or the trustee are entitled. We refer to these additional amounts in this prospectus as "Additional Amounts." The preceding discussion shall not apply to

         (1) any taxes which would not have been so imposed but for the fact that the holder or beneficial owner of the relevant note is or has been a domiciliary, national or resident of, has been engaged in business, has maintained a permanent establishment, or is or has been physically present in, the United Kingdom or the Other Jurisdiction, or otherwise has or has had some connection with the United Kingdom or the Other Jurisdiction other than the holding or ownership of a note, or the collection of principal of, premium and interest on, or the enforcement of, a note or the guarantee,

         (2) any taxes which would not have been so imposed but for the fact that the relevant note was presented more than thirty days after the date the payment became due or was provided for, whichever is later,

         (3) any taxes or charges which are payable otherwise than by deduction or withholding on or in respect of the relevant note or guarantee,

         (4) any taxes which would not have been so imposed but for the holder's failure to comply with any reporting requirements concerning the nationality, residence, identity or connection with the United Kingdom or the Other Jurisdiction or any other relevant jurisdiction of the holder or beneficial owner of the relevant note,

         (5)      any taxes

                  (A) which would not have been imposed if the beneficial owner of the relevant note had been the holder of that note, or

                  (B) which, if the beneficial owner of that note had held the note as the holder of that note, would have been excluded under clauses (1) through (4) above, or

         (6) any estate, inheritance, gift, sale, transfer, personal property or similar tax.

         We are not required to pay Additional Amounts with respect to the notes or the guarantee due to any deduction requirement imposed by any governmental unit other than the United Kingdom or an Other Jurisdiction.

DEFEASANCE

         Unless otherwise specified in the prospectus supplement, with respect to any series of notes, we, at our option, may be discharged from any and all obligations in respect of that series of notes except for our obligations to replace stolen, lost or mutilated notes, maintain paying agencies, and hold money for payment in the defeasance trust. This is referred to as "legal defeasance." We may also terminate our obligations with respect to certain covenants in the indenture and any other specified covenants with respect to that series of notes. This is referred to as "covenant defeasance."

         In order to exercise either of these defeasance options, we must deposit with the trustee, in trust, money or government obligations, an adequate amount for the payment of principal, including any mandatory installment payments in respect of any fund to be set aside for the payment of principal, and interest on, the outstanding notes of the relevant series on the dates those payments are due.

         We must also deliver to the trustee the following:

         (1) an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the notes of that series to recognize income, gain or loss for federal income tax purposes;

         (2) in the case of a legal defeasance only, the opinion of counsel must be based on either a ruling received from or published by the United States Internal Revenue Service or other change in applicable federal income tax law to that effect; and

         (3) an officer's certificate stating that no Event of Default with respect to that series of notes has occurred and is continuing.

BOOK-ENTRY; DELIVERY AND FORM

         GENERAL. Unless otherwise specified in a prospectus supplement, except as described below, the notes will not be represented by physical certificates. Instead, the notes will be in the form of one or more fully registered global notes. Each global note will be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee of DTC. The old notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through electronic transfer through DTC's Automated Tender Offer Program.

         Notes that are issued as described below under "--Physical Notes" will be issued as physical certificates. Upon the transfer of a note of any series issued as physical certificates, that note will be exchanged for an interest in the global note representing the principal amount of notes being transferred, unless the global notes for that series have previously been exchanged for physical certificates.

         THE GLOBAL NOTES.  We expect that in accordance with DTC's procedures:

         (1) upon deposit of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global notes to the respective accounts of persons who have accounts with DTC and

         (2) ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through:

                  o records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC ("participants") and

                  o the records of participants with respect to interests of persons other than participants.

         So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or the nominee will be considered the sole record owner or holder of the notes represented by the global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures and the requirements of the indenture.

         We will make payments of the principal of, or premium and interest on, the global notes to DTC or its nominee, as the registered owner of the global notes. None of the issuers, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of the principal of, or premium and interest on, the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers.
Those payments will be the responsibility of those participants.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures. If a holder requires physical delivery of the notes for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge the notes, the holder must transfer its interest in the global notes in accordance with DTC's normal procedures and the procedures described in the indenture.

         DTC has advised the issuers and the guarantor that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of the aggregate principal amount of notes as to which that participant has given direction. However, if there is an Event of Default under the indenture, DTC will exchange the global notes for physical notes, which it will distribute to its participants.

         DTC has advised the issuers and the guarantor as follows:

         (1) DTC is a limited purpose trust company organized under the laws of the State of New York,

         (2)      a member of the Federal Reserve System,

         (3) a "clearing corporation" within the meaning of the Uniform Commercial Code and

         (4) a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic entries in its participants' accounts. This system eliminated the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and clear through or maintain a custodial relationship with a participant ("indirect participants").

         Although DTC and its participants are expected to follow these procedures in order to facilitate transfers of interests in the global notes among participants, they are under no obligation to perform these procedures, and the procedures may be discontinued at any time. Neither the issuers nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         PHYSICAL NOTES. Notes issued as physical certificates are referred to in this prospectus as "physical notes." These physical notes will be exchangeable or transferable for global notes if:

         (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days, or

         (1) we, in our discretion, at any time determine not to have all of the notes represented by a global note or

         (3) an Event of Default has occurred and holders of more than 25% in aggregate principal amount of the notes at the time outstanding represented by global notes advise the trustee through DTC or a successor depositary in writing that the continuation of an electronic system through DTC or the successor depositary with respect to the global notes is no longer required.

Upon the occurrence of any of the above events, we will cause the appropriate physical notes to be delivered.

THE TRUSTEE

         Unless an Event of Default has occurred and is continuing, the trustee will only perform those duties specifically described in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise the rights and powers given to it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person's own affairs.

         If the trustee becomes a creditor of any issuer or the guarantor, the indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference in the indenture limit the trustee's rights to obtain payment of claims in certain cases or, to realize on certain property received by it in respect of those claims, as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict or resign.

PAYMENT

         All payments of principal, any premium, and interest on the notes will be made by the issuers in immediately available funds.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of the issuers or the guarantor shall have any liability for any obligations of the issuers or the guarantor under the guarantee, any series of notes or the indenture or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each holder of notes by accepting a note waives and releases those persons from that liability. The waiver and release are part of the consideration for issuance of the notes and the guarantee. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that this waiver is against public policy.

TRANSFER

         The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. The issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

GOVERNING LAW

         The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York to the extent that the application of the law of another jurisdiction would not otherwise be required.

CERTAIN DEFINITIONS

         The following are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms, as well as any other terms used in this prospectus for which no definition is provided. Any modifications or additions to these definitions will be set forth in the prospectus supplement.

         "ATTRIBUTABLE DEBT" means, as to any particular lease under which any of the issuers or any Restricted Subsidiary is at the time liable for a term of more than 12 months, at any date as of which the amount of the debt under the lease is to be determined, the total net amount of rent required to be paid by either the issuers or any Restricted Subsidiary under that lease during the remaining term of the lease (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates of that rent to that date at the yearly rate equivalent to the interest rate inherent in the lease. The net amount of rent required to be paid under any lease for any period shall be:

         o the aggregate amount of the rent payable by the lessee with respect to that period EXCLUDING

         o amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents.

In the case of any lease which is terminable by the lessee upon the payment of a penalty, the net amount of rent shall include the lesser of

         (1) the total discounted net amount of rent required to be paid from the later of the first date upon which the lease may be so terminated or the date of the determination of the net amount of rent, as the case may be, and

         (2) the amount of the penalty in which event no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated.

         "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets appearing on our most recent Consolidated balance sheet of, prepared in accordance with GAAP after deducting from those assets

         (1) all current liabilities excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on those liabilities to a time more than 12 months after the time as of which the amount of those liabilities is being computed and

         (2) all goodwill, trade names, trademarks, patents, unamortized debt discount less unamortized premium and expense and other like intangibles.

         "CONSOLIDATION" means, with respect to any Person, the consolidation of the accounts of that Person and each of its subsidiaries if and to the extent the accounts of that Person and each of its subsidiaries would normally be consolidated with those of that Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

         "CREDIT FACILITY" means the Credit Agreement, dated as of December 12, 1996, among USI American Holdings, Inc., USI Funding, Inc., as borrowers, US Industries, as guarantor, Bank of America Illinois, as Issuing Bank and Swingline Bank, the additional financial institutions named in that agreement, as lenders, Bank of America National Trust and Savings Association, as Agent, and BA Securities, Inc., as Arranger, as that agreement may be amended from time to time or any one or more renewals, extension, refinancings, or refundings of that facility.

         "DEBT" means (without duplication) indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar instruments, and any contingent or other obligations arising under any guarantee or similar instrument with respect to the debt.

         "DEPOSITORY TRUST COMPANY" or "DTC" means The Depository Trust Company, its nominees, and their respective successors.

         "EXISTING FUNDED DEBT" means all Funded Debt other than Funded Debt outstanding under the Credit Facility existing on the date of the indenture.

         "FUNDED DEBT" means Debt that by its terms

         (1) matures more than one year from the date of original issuance or creation or

         (2) matures within one year from that date but is renewable or extendible at the option of any obligor to a date more than one year from that date.

         "GAAP" means generally accepted accounting principles described in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by any other entity as approved by a significant segment of the accounting profession in the United States, from time to time.

         "GOVERNMENT OBLIGATIONS" means securities which are:

         (1) direct obligations of the government which issued the Currency in which the notes are payable; or

         (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the government which issued the Currency in which the notes are payable, the payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of such government payable in such Currency and are not callable or redeemable at the option of the issuer of such obligations and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest or principal of the Government Obligation evidenced by such depository receipt.

         "GUARANTEE" means the unconditional guarantee by the guarantor, in accordance with Article 12 of the indenture, which is subject to release under certain circumstances as described in this prospectus.

         "LIEN" means any pledge, mortgage, lien, charge, encumbrance or security interest.

         "MATURITY", when used with respect to any note, means the date on which the principal of that note or an installment of principal becomes due and payable as provided in that note or the indenture, whether at the stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

         "ORIGINAL ISSUE DATE" means October 27, 1998, the date on which the notes were originally issued.

         "ORIGINAL ISSUE DISCOUNT SECURITY" means any note that provides for an amount less than the principal amount of the note to be due and payable upon a declaration of acceleration of the Maturity of the note under Section 502 of the indenture.

         "PAYING AGENT" means any Person authorized by the issuers to pay the principal of or any premium or any interest, on any notes on behalf of the issuers.

         "PLACE OF PAYMENT" means New York City, New York.

         "PRINCIPAL PROPERTY" means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part of that plant or warehouse, owned by either of the issuers or any Restricted Subsidiary and located in the United States, the gross book value without deduction of any reserve for depreciation of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than that manufacturing plant or warehouse or any portion of that plant or warehouse together with the land upon which it is erected and fixtures comprising a part of that plant or warehouse which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the issuers and their subsidiaries, taken as a whole.

         "RESTRICTED SUBSIDIARY" means each subsidiary other than Unrestricted Subsidiaries.

         "SPECIAL PURPOSE FUNDING SUBSIDIARY" means a direct Wholly-Owned Subsidiary of any of the issuers:

         (1) that serves as a cash management company for any of the issuers and its respective subsidiaries and has no other material operations or business,

         (2) that for every transfer of funds to it, records a corresponding liability on its books and records to the transferor of those funds, and

         (3)      whose assets do not materially exceed its liabilities.

         "STATED MATURITY", when used with respect to any note or any installment of principal of such note or interest on such note, means the date specified in such note as the fixed date on which the principal of such note or such installment of principal or interest is due and payable, as such date may be extended under the provisions of Section 308 of the indenture.

         "TRUSTEE" means The First National Bank of Chicago until a successor trustee shall have become trustee in accordance with the applicable provisions of the indenture, and thereafter "trustee" shall mean or include each Person who is then a trustee under the indenture.

         "UNRESTRICTED SUBSIDIARY" means any subsidiary of any of the issuers that:

         (1) is organized under the laws of a jurisdiction other than a jurisdiction in the United States of America,

         (2) does not constitute a "significant subsidiary" of US Industries within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act or any successor provision or

         (3) in the case of USI Atlantic, USI American Holdings and USI Global Corp., is or is acting as a co-issuer or guarantor of any indebtedness of U.S. Industries that is pari passu in right of payment with the indebtedness under the notes.

                              PLAN OF DISTRIBUTION

         We may sell the notes being offered by this prospectus directly or through agents, underwriters, dealers or remarketing firms.

         Offers to purchase notes may be solicited by agents designated by us from time to time. Any agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the notes in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in a prospectus supplement. The agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents may be entitled under agreements which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

         If any underwriters are utilized in any sale of the notes in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the notes. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

         If a dealer is utilized in any sale of the notes, we will sell the debt securities to the dealer, as principal. The dealer may then resell those notes to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

         Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

         If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase notes from us, at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only the conditions described in the applicable prospectus supplement, and the prospectus supplement will describe the commission payable for solicitation of such offers.

                                  LEGAL MATTERS

         The validity of the notes has been passed upon for US Industries, USI Global Corp. and USI American Holdings by Weil, Gotshal & Manges LLP, New York, New York. The validity of the guarantee has been passed upon for USI Atlantic by George H. MacLean, Esq, Senior Vice President and General Counsel of US Industries.

                                     EXPERTS

         The consolidated financial statements and schedule of US Industries included in Amendment No. 3 to its Annual Report on Form 10-K/A for the year ended October 3, 1998, have been audited by Ernst & Young LLP, independent auditors, as stated in their report included in the Annual Report and which is incorporated in this prospectus by reference. Their report as to the years ended September 30, 1997 and 1996, is based in part on the report of PricewaterhouseCoopers LLP. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report given on the authority of Ernst & Young LLP and PricewaterhouseCoopers LLP as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses in connection with the issuance and distribution of the securities being registered are estimated (other than with respect to the SEC registration fee) to be as follows:

         SEC registration fee....................................... $166,800
         Accounting fees and expenses  .............................   50,000
         Legal fees and expenses  ..................................  200,000
         Miscellaneous..............................................  100,000
                                                                      -------
               Total................................................ $516,800
                                                                      -------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The issuers and the guarantor are Delaware corporations. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with that action, suit or proceeding provided that the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that the director or officer had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities described above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit provided that the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter in that action, suit or proceeding, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with that defense; provided that indemnification provided for by Section 145 or granted under that section shall not be exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director of officer of the corporation against any liability asserted against him or incurred by him in that capacity or arising out of his status as director or officer whether or not the corporation would have the power to indemnify him against those liabilities under Section 145.

         In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that those provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
(iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

         Each of the issuers' and the guarantor's Certificates of Incorporation currently provide that each director shall not be personally liable to each respective corporation or its stockholders for monetary damages for breach of fiduciary duty as a director and require each respective corporation to indemnify its directors and officers to the fullest extent permitted by the DGCL.

         The By-Laws of each of the issuers provide that the issuers shall, and the By-Laws of the guarantor provide that the guarantor may, provide to any director or officer advances for expenses incurred in defending an action, suit or proceeding brought against that person because of his or her status as an officer or director upon receipt of an undertaking to repay those advances unless it is ultimately determined that he or she is entitled to indemnification by the respective corporation.

         The directors and officers of each of the issuers and the guarantor are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in their capacity as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of this issue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number             Exhibit Description
--------------             -------------------

     *1.1                  Form of Underwriting Agreement.

  *4.1(a) Indenture dated as of October 27, 1998, among US Industries, USI American Holdings, USI Atlantic and The First National Bank of Chicago, as Trustee (incorporated herein by reference to Exhibit 4.4 to the Form 10K/A for the year ended October 3, 1998, filed June 3, 1999).

*4.1(b) First Supplemental Indenture, dated as of April 30, 1999, among US Industries, USI American Holdings, USI Atlantic and The First National Bank of Chicago, as Trustee (incorporated herein by reference to Exhibit 4.1(b) to the Registrant's Registration Statement on Form S-4 (File No. 333-70537)).

   **5.1                   Opinion of Weil, Gotshal & Manges LLP.

   **5.2                   Opinion of George H. MacLean, Esq.

    **12 Statement regarding computation of ratio of earnings to fixed charges.

   **23.1                  Consent of Ernst & Young LLP.

   **23.2                  Consent of PricewaterhouseCoopers LLP

   **23.3 Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 5.1).

   **23.3 Consent of George H. MacLean, Esq. (included in the Opinion filed as Exhibit 5.2).

     *24 Power of Attorney (included on signature page to Registration Statement).

------------------------
* Previously filed.
** Filed herewith.


ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrants hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Registrants named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on August 17, 1999.

                                      U.S. INDUSTRIES, INC.
                                      USI GLOBAL CORP.
                                      USI AMERICAN HOLDINGS, INC.
                                      USI ATLANTIC CORP.



                                      By:   /s/ George H. MacLean
                                            ---------------------
                                      Name:     George H. MacLean
                                      Title:    Senior Vice President, General
                                                Counsel and Secretary


U.S. INDUSTRIES, INC.


                SIGNATURE                                        TITLE                                 DATE
                ---------                                        -----                                 ----
                   *                              Chairman of the Board and Chief Executive            August 17, 1999
--------------------------------------------
            David H. Clarke                       Officer (Principal Executive Officer)

                   *                              Director, President and Chief Operating Officer      August 17, 1999
------------------------------------
             John G. Raos

                   *                              Director                                             August 17, 1999
------------------------------------
            Brian C. Beazer

------------------------------------              Director                                              ________, 1999
           William E. Butler

                   *                              Director                                             August 17, 1999
------------------------------------
          John J. McAtee, Jr.

------------------------------------              Director                                              ________, 1999
     The Hon. Charles H. Price II

------------------------------------              Director                                              ________, 1999
           Sir Harry Solomon

                   *                              Director                                             August 17, 1999
------------------------------------
           Royall Victor III

------------------------------------              Director                                              ________, 1999
          Mark Vorder Bruegge



                SIGNATURE                                        TITLE                                 DATE
                ---------                                        -----                                 ----

                   *                              Director                                             August 17, 1999
------------------------------------
           Robert R. Womack

                   *                              Senior Vice President and Chief Financial            August 17, 1999
------------------------------------
             James O'Leary                        Officer (Principal Financial Officer)

                   *                              Corporate Controller                                 August 17, 1999
------------------------------------
           Robert P. Noonan                       (Principal Accounting Officer)


* By:      /s/ George H. MacLean
           ---------------------
           George H. MacLean
           Attorney-in-fact

USI GLOBAL CORP.


                SIGNATURE                                        TITLE                                 DATE
                ---------                                        -----                                 ----

                   *                         Chairman of the Board and Chief Executive            August 17, 1999
------------------------------------
            David H. Clarke                  Officer (Principal Executive Officer)

                   *                         Director, President and Chief Operating Officer      August 17, 1999
------------------------------------
             John G. Raos

 /s/ George H. MacLean                       Director, Senior Vice President, General             August 17, 1999
------------------------------------
           George H. MacLean                 Counsel and Secretary

                   *                         Senior Vice President and Chief Financial            August 17, 1999
------------------------------------
             James O'Leary                   Officer (Principal Financial Officer)

                   *                         Corporate Controller (Principal Accounting           August 17, 1999
------------------------------------
           Robert P. Noonan                  Officer)


* By:      /s/ George H. MacLean
           ---------------------
           George H. MacLean
           Attorney-in-fact

USI AMERICAN HOLDINGS, INC.



                SIGNATURE                                        TITLE                                 DATE
                ---------                                        -----                                 ----

                   *                         Chairman of the Board and Chief Executive            August 17, 1999
------------------------------------
            David H. Clarke                  Officer (Principal Executive Officer)

                   *                         Director, President and Chief Operating Officer      August 17, 1999
------------------------------------
             John G. Raos

 /s/ George H. MacLean                       Director, Senior Vice President, General             August 17, 1999
------------------------------------
           George H. MacLean                 Counsel and Secretary

                   *                         Senior Vice President and Chief Financial            August 17, 1999
------------------------------------
             James O'Leary                   Officer (Principal Financial Officer)

                   *                         Corporate Controller (Principal Accounting           August 17, 1999
------------------------------------
           Robert P. Noonan                  Officer)


* By:      /s/ George H. MacLean
           ---------------------
           George H. MacLean
           Attorney-in-fact

USI ATLANTIC CORP.

                SIGNATURE                                        TITLE                                 DATE
                ---------                                        -----                                 ----

                   *                         Chairman of the Board and Chief Executive            August 17, 1999
------------------------------------
            David H. Clarke                  Officer (Principal Executive Officer)
                   *                         Director                                             August 17, 1999
------------------------------------
            Brian C. Beazer

------------------------------------         Director                                              ________, 1999
           Sir Harry Solomon

                   *                         Director                                             August 17, 1999
------------------------------------
           Royall Victor III

/s/ George H. MacLean                        Director, Senior Vice President, General             August 17, 1999
------------------------------------
           George H. MacLean                 Counsel and Secretary

                   *                         Senior Vice President and Chief Financial            August 17, 1999
------------------------------------
             James O'Leary                   Officer (Principal Financial Officer)

                   *                         Corporate Controller (Principal Accounting           August 17, 1999
------------------------------------
           Robert P. Noonan                  Officer)


* By:      /s/ George H. MacLean
           ---------------------
           George H. MacLean
           Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit Number        Exhibit Description

  *1.1                Form of Underwriting Agreement.

  *4.1(a) Indenture dated as of October 27, 1998, among US Industries, USI American Holdings, USI Atlantic and The First National Bank of Chicago, as Trustee (incorporated herein by reference to Exhibit 4.4 to the Form 10K/A for the year ended October 3, 1998, filed June 3, 1999).

*4.1(b) First Supplemental Indenture, dated as of April 30, 1999, among US Industries, USI American Holdings, USI Atlantic and The First National Bank of Chicago, as Trustee (incorporated herein by reference to Exhibit 4.1(b) to the Registrant's Registration Statement on Form S-4) (File No. 333-70537)).

**5.1                 Opinion of Weil, Gotshal & Manges LLP.

**5.2                 Opinion of George H. MacLean, Esq.

**12 Statement regarding computation of ratio of earnings to fixed charges.

**23.1                Consent of Ernst & Young LLP.

**23.2                Consent of PricewaterhouseCoopers LLP

**23.3 Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 5.1)

**23.4 Consent of George H. MacLean, Esq. (included in the Opinion filed as Exhibit 5.2)

  *24 Power of Attorney (included on signature page to Registration Statement).


-------------------
* Previously filed.
** Filed herewith.